NEWS RELEASE

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG REPORTS 2007 THIRD QUARTER RESULTS

BUFFALO, N.Y. — October 23, 2007 — CTG (NASDAQ: CTGX), an international information technology (IT) staffing and solutions company, today announced its financial results for the 2007 third quarter which ended on September 28, 2007. For the 2007 third quarter, CTG reported revenue of $80.6 million, operating income of $1.6 million, and net income of $0.9 million or $0.06 per diluted share after the effects of merger evaluation costs.

“We are pleased with CTG’s third quarter results and continue to make steady progress in improving our margins and earnings as we increase our mix of more profitable solutions work,” said CTG Chairman and Chief Executive Officer James R. Boldt. “This quarter’s increase in revenue reflects solid contributions from our growing solutions business. CTG’s new business activity remains robust and is strongest in our European operations and in our expanding healthcare vertical. This vertical provides a significant growth opportunity for CTG as we expand our business supporting the U.S. healthcare payer market.”

Mr. Boldt continued, “We are well positioned to capitalize on our growth opportunities and are on track for our third consecutive year of double-digit EPS growth. As part of our anticipated growth for 2007, we look for the fourth quarter to be our strongest of the year. We are executing on our strategy of offering in-demand niche solutions to higher growth vertical markets, which is producing the shift to the higher margin solutions business. Based on the successful implementation of this strategy, CTG sees significant opportunities to support continued expansion of our solutions business and higher margins and profitability in 2008, which should further enhance our value.”

In the 2007 third quarter, CTG recorded $0.3 million or $0.01 per diluted share in costs primarily related to advisory fees incurred in connection with its consideration of two unsolicited merger proposals from RCM Technologies, Inc. (NASDAQ: RCMT). As previously announced on August 21, 2007, CTG’s Board unanimously determined that the RCMT proposals were inadequate and did not reflect the value inherent in CTG’s business and the Company’s potential growth opportunities.

Excluding these fees (1), operating income was $2.0 million in the third quarter of 2007, 12.6 percent higher than $1.7 million in the 2006 third quarter and CTG’s net income was $1.1 million or $0.07 per diluted share, a 34.4 percent increase from 2006 third quarter net income of $0.8 million, or $0.05 per diluted share. Net income and net income per diluted share before merger evaluation costs and equity-based compensation expense (1) for the 2007 third quarter was $1.3 million or $0.08 per diluted share, a 27.7 percent increase from $1.0 million or $0.06 per diluted share in the 2006 third quarter.

For the first three quarters of 2007, CTG reported revenue of $240.8 million, compared with revenue of $249.2 million for the first three quarters of 2006, reflecting the reduction in the third quarter 2006 of a significant customer’s need for CTG staff. Year-to-date operating income in 2007 was $4.7 million and net income for the first three quarters of 2007 was $3.0 million, or $0.18 per diluted share. Excluding merger evaluation costs (1), year-to-date operating income in 2007 was $5.0 million compared with $4.8 million in the corresponding 2006 period. Before merger evaluation costs (1), CTG’s net income for the first three quarters of 2007 was $3.2 million, or $0.19 per diluted share, a 33.5 percent increase from net income of $2.4 million, or $0.14 per diluted share for the corresponding 2006 period. Net income and net income per diluted share before merger evaluation costs and equity-based compensation expense (1) for the first three quarters of 2007 was $3.7 million or $0.22 per diluted share, a 29.2 percent increase from $2.8 million or $0.17 per diluted share for the same 2006 period. Year-to-date net income for 2007 reflects the favorable net effect in the first quarter of a two-cent per diluted share gain on the sale of stock CTG owned in a health benefits firm.

During the third quarter of 2007, CTG repurchased 234,339 of its shares and has repurchased approximately 1.3 million shares since it resumed the repurchase of its common stock in May 2005. As of September 28, 2007, the Company was authorized to acquire approximately 0.9 million additional shares under its current repurchase program. CTG had no debt at the end of the 2007 third quarter, compared with $5.0 million at the end of the 2007 second quarter and no debt at 2006 third quarter end.

CTG issued guidance for the fourth quarter of 2007 with revenue expected to range from $83 million to $85 million. The Company projects 2007 fourth quarter net income per diluted share before merger evaluation costs will range from $0.08 to $0.10 and that net income per diluted share before merger evaluation costs and equity-based compensation expense (1) for the quarter will range from $0.09 to $0.11. The Company is unable to estimate merger evaluation costs for the 2007 fourth quarter at this time.

Backed by 41 years’ experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 3,400 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2006 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2006 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

(1)	On January 1, 2006, the Company adopted the provisions of FAS 123R, “Share-Based Payment” on a modified prospective basis, which required the Company to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption. Additionally, during the second and third quarter of 2007, the Company received two unsolicited merger proposals from RCM Technologies, Inc. and incurred costs to evaluate those proposals.

For the purposes of these calculations, Operating Income before Merger Evaluation Costs excludes merger evaluation costs and Net Income and Net Income per Diluted Share before Merger Evaluation Costs and Equity-Based Compensation Expense excludes all merger evaluation costs and equity-based compensation expense, net of income tax. Operating Income before Merger Evaluation Costs and Net Income and Net Income per Diluted Share before Merger Evaluation Costs and Equity-Based Compensation Expense are not measurements calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), and are not intended to be a replacement for, or considered to be more important than, operating income, net income or net income per diluted share calculated in accordance with GAAP. As the calculations of Operating Income before Merger Evaluation Costs and Net Income and Net Income per Diluted Share before Merger Evaluation Costs and Equity-Based Compensation are not in accordance with GAAP, the Company believes that the use of the calculations is significantly limited, and should only be used to compare operating income excluding merger evaluation costs, and net income and net income per diluted share excluding merger evaluation costs and equity-based compensation expense, net of income tax, on a year-over-year basis. To mitigate this limitation, the Company has provided operating income, net income and net income per diluted share calculated in accordance with GAAP, which should be the measurements utilized to analyze the Company’s financial results.

Other than to measure operating income excluding merger evaluation costs, and net income and net income per share year-over-year on a consistent basis excluding merger evaluation costs and equity-based compensation expense, net of tax, the Company does not utilize Operating Income Before Merger Evaluation Costs and Net Income and Net Income per Diluted Share before Merger Evaluation Costs and Equity-Based Compensation Expense for any other purpose.

CTG will hold a conference call on Wednesday October 24, 2007 at 10:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-428-4474 between 9:45 AM and 9:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 p.m. Eastern Time October 24, 2007 and 12:00 p.m. Eastern Time October 27, 2007 by dialing 1-800-475-6701 and entering the conference ID number 853904.

A webcast of the call will also be available on CTG’s web site: http://www.ctg.com. It will also be broadcast by Shareholder.com at: http://investor.ctg.com/eventdetail.cfm?EventID=452108. You must have Windows Media Player or RealPlayer’s audio software on your computer to listen to the webcast. Both are available for downloading at no charge when accessing the webcast. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 28, 2007	Sept. 29, 2006	Sept. 28, 2007	Sept. 29, 2006
Revenue	$80,625	$79,830	$240,781	$249,238
Direct costs	62,347	61,595	187,106	194,178
Selling, general and administrative expenses	16,316	16,493	48,672	50,214
Merger evaluation costs	328	—	328	—

Operating income	1,634	1,742	4,675	4,846
Other income (expense), net	(161)	(143)	226	(614)

Income before income taxes	1,473	1,599	4,901	4,232
Provision for income taxes	559	767	1,866	1,805

Net income	$914	$832	$3,035	$2,427

Net income per share:
Basic	$0.06	$0.05	$0.19	$0.15

Diluted	$0.06	$0.05	$0.18	$0.14

Weighted average shares outstanding:
Basic	16,176	16,349	16,283	16,448
Diluted	16,598	16,653	16,731	16,775

Calculations of Operating Income Before Merger Evaluation Costs and Net Income and Net Income per Diluted Share Before Merger Evaluation Costs and Equity-Based Compensation Expense (1)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 28, 2007	Sept. 29, 2006	Sept. 28, 2007	Sept. 29, 2006
Operating income	$1,634	$1,742	$4,675	$4,846
Merger evaluation costs	328	—	328	—

Operating income before merger evaluation costs	$1,962	$1,742	$5,003	$4,846

Net income	$914	$832	$3,035	$2,427
Merger evaluation costs, net of income tax	204	—	204	—

Net income before merger evaluation costs	1,118	832	3,239	2,427
Equity-based compensation expense, net of income tax	158	167	414	401

Net income before merger evaluation costs and equity-based compensation expense	$1,276	$999	$3,653	$2,828

Net income per diluted share before merger evaluation costs	$0.07	$0.05	$0.19	$0.14

Net income per diluted share before merger evaluation costs and equity-based compensation expense	$0.08	$0.06	$0.22	$0.17

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Sept. 28, 2007	Sept. 29, 2006		Sept. 28, 2007	Sept. 29, 2006
Current Assets:			Current Liabilities:
Cash and cash equivalents	$6,037	$3,275	Accounts payable	$7,220	$6,402
Accounts receivable, net	53,187	53,315	Accrued compensation	26,525	28,138
Other current assets	4,675	5,105	Other current liabilities	6,199	7,895

Total Current Assets	63,899	61,695	Total Current Liabilities	39,944	42,435
Property and equipment, net	5,494	6,134	Long-term debt	—	—
Goodwill	35,678	35,678	Other liabilities	9,637	9,852
Other assets	9,007	8,709	Shareholders’ equity	64,497	59,929

Total Assets	$114,078	$112,216	Total Liabilities and Shareholders’ Equity	$114,078	$112,216

— END —

Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.